Exhibit 23.6

CONSENT OF EXPERT

I, Terence P. McNulty, P.E., PhD of T.P. McNulty and Associates, Inc., am one of the authors of the technical report entitled “MARQUEZ-JUAN TAFOYA URANIUM PROJECT 43-101 Technical Report Preliminary Economic Assessment” dated and with an effective date of June 9, 2021 (the “Technical Report”).

I hereby consent to being named in the Registration Statement on Form S-8 of enCore Energy Corp. as having prepared the Technical Report and to the use of the Technical Report, or any portion thereof, and to the inclusion or incorporation by reference of information derived from the Technical Report in the Registration Statement on Form S-8 of enCore Energy Corp.

Dated July 7, 2023

By:	/s/ Terence P. McNulty
Name:	Terence P. McNulty, P.E., PhD